Exhibit (a)(1)(i)

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

Sunstone Hotel Partnership, LLC

Offer to Purchase for Cash

Any and All Outstanding

4.60% Exchangeable Senior Notes due 2027

(CUSIP No. 86801FAA4)

and

Solicitation of Consents for

Amendment to the Related Indenture

THE TENDER OFFER AND CONSENT SOLICITATION (EACH AS DEFINED BELOW) WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 14, 2009, UNLESS EXTENDED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”).

Sunstone Hotel Partnership, LLC (the “Operating Partnership,” “we” or “us”), a wholly owned subsidiary of Sunstone Hotel Investors, Inc. (“Sunstone”), is offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and in the related Letter of Transmittal and Consent (the “Letter of Transmittal” and together with this Offer to Purchase, the “Offer Documents”), any and all of its outstanding 4.60% Exchangeable Senior Notes due 2027 (the “Notes”). We refer to our offer to purchase the Notes as the “Tender Offer.”

Concurrently with the Tender Offer, we hereby solicit, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, consents (the “Consents”) from the registered holders of Notes (1) to adopt the Proposed Amendment (as defined under “Summary Term Sheet”) to the Indenture (as defined under “Summary Term Sheet”) under which the Notes were issued and (2) to the execution by us, Sunstone, the Subsidiary Guarantors (as defined in the Indenture) and the trustee of a supplemental indenture to the Indenture effecting the Proposed Amendment (the “Supplemental Indenture”). Holders of Notes may validly deliver their Consents without tendering the related Notes. However, holders that validly tender their Notes pursuant to the Tender Offer will be required to and will be deemed to have validly delivered their Consents. We refer to our solicitation of Consents as the “Consent Solicitation” and together with the Tender Offer, the “Offer.”

The purchase price for Notes tendered pursuant to the Offer will be an amount in cash equal to $600 per $1,000 principal amount of the Notes (which includes a consent fee of $5 per $1,000 principal amount of the Notes) (the “Total Tender Consideration”). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest to, but excluding, the date on which payment for purchased Notes is made. The Tender Offer is not conditioned on the receipt of the Requisite Consents (as defined below) in the Consent Solicitation and the Total Tender Consideration (including the $5 consent fee included in such amount) will be payable in respect of Notes purchased in the Offer regardless of whether the Requisite Consents are received.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in the Offer Documents or any related documents. Any representation to the contrary is a criminal offense.

The Dealer Manager and Solicitation Agent for the Offer is:

Citi

April 17, 2009

(Cover page continued)

Subject to the receipt of Consents from holders of at least a majority in aggregate principal amount of Notes outstanding (including Consents that are deemed validly delivered by holders who have validly tendered their Notes pursuant to the Tender Offer, but excluding any Notes held by the Operating Partnership, Sunstone, the Subsidiary Guarantors and our affiliates) (the “Requisite Consents”) on or prior to the Expiration Time, as well as the other conditions discussed under “The Offer—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time, the Operating Partnership will pay to each holder of Notes that validly delivers and does not validly revoke Consents with respect to its Notes but that does not tender such Notes pursuant to the Tender Offer (a “Consents Only Holder”), a consent fee in cash equal to $5 per $1,000 principal amount of the Notes as to which such Consents Only Holder has validly delivered and not validly revoked a Consent (the “Consents Only Consideration”).

Subject to the conditions discussed under “The Offer—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time, the Operating Partnership will pay the Total Tender Consideration to each holder of Notes that validly tenders and does not validly withdraw the related Notes in the Offer on or prior to the Expiration Time (a “Tendering Holder”) whether or not the Requisite Consents are received.

IMPORTANT INFORMATION

The Offer Documents contain important information that should be carefully read before any decision is made with respect to the Offer.

The purpose of the Tender Offer is to purchase Notes in order to reduce the amount of the Operating Partnership’s outstanding indebtedness. The purpose of the Consent Solicitation is to obtain Consents in order to adopt the Proposed Amendment and for the Operating Partnership, Sunstone, the Subsidiary Guarantors and the trustee to execute the Supplemental Indenture.

Holders of Notes may deliver their Consents without tendering the related Notes. Holders that validly tender their Notes pursuant to the Tender Offer will be required to and will be deemed to have validly delivered Consents in respect of such tendered Notes; therefore, holders cannot validly tender their Notes without validly delivering the Consents related to such tendered Notes.

Notes validly tendered may be withdrawn and Consents validly delivered may be revoked at any time on or prior to the Expiration Time. If the Operating Partnership has not accepted for payment the tendered Notes, holders may also withdraw their Notes after 12:00 midnight, New York City time, on June 15, 2009. A valid withdrawal of tendered Notes will revoke Consents in respect of such tendered Notes. Consents validly delivered in connection with a valid tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents validly delivered in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not render the tender of Notes or Consents in respect of such tendered Notes defective.

The Operating Partnership’s obligation to accept for purchase and pay the Total Tender Consideration for Notes validly tendered and not validly withdrawn on or prior to the Expiration Time and the Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time are conditioned upon the conditions to the Offer discussed under “The Offer—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time.

The Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time is further conditioned on the receipt on or prior to the Expiration Time and no revocation of Consents constituting Requisite Consents.

Subject to applicable law, the Operating Partnership reserves the right to (1) extend the Offer; (2) waive any and all conditions to or amend the Offer in any respect; or (3) terminate the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time.

Any holders desiring to tender their Notes (and thereby deliver Consents in respect of such tendered Notes) should either (1) in the case of a holder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal, in accordance with the instructions set forth therein and mail or deliver it or a facsimile copy thereof, together with the certificates evidencing the Notes and any other documents required by the Letter of Transmittal to the depositary or (2) in the case of a beneficial owner who holds Notes in book-entry form, request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes.

Participants in The Depository Trust Company (“DTC”) that hold Notes on behalf of beneficial owners of Notes must tender such Notes through the DTC Automated Tender Offer Program (“ATOP”) by following the

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procedures set forth under “The Offer—Procedures for Tendering Notes and Delivering Consents.” Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Notes (and thereby deliver Consents in respect of such tendered Notes) so registered. See “The Offer—Procedures for Tendering Notes and Delivering Consents.” Please note that if Notes are held by a custodian, the custodian may have an earlier deadline for tendering the Notes pursuant to the Tender Offer or delivering Consents pursuant to the Consent Solicitation.

Any holder desiring to validly deliver a Consent without tendering the related Notes must request that its broker, dealer, commercial bank, trust company or other nominee deliver the Consent using DTC’s ATOP system. In connection with the delivery of a Consent without tendering Notes, by delivering a Consent using DTC’s ATOP system, the beneficial owner and registered holder will be deemed to have delivered the Consent specified in the Letter of Transmittal in accordance with the terms of such form. See “The Offer—Procedures for Tendering Notes and Delivering Consents.” Consents may be revoked at any time on or prior to the Expiration Time by following the procedures set forth under “The Offer—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.” Any tender or transfer of a Note as to which a separate Consent has been delivered shall constitute a revocation of such Consent and no Consents Only Consideration shall be payable in respect of such Note.

There are no guaranteed delivery provisions provided for by the Operating Partnership. Holders must tender their Notes (and thereby deliver Consents in respect of such tendered Notes) or deliver their Consents without tendering the related Notes on or prior to the Expiration Time in accordance with the procedures set forth above and herein. See “The Offer—Procedures for Tendering Notes and Delivering Consents.”

Holders who do not validly tender their Notes for purchase pursuant to the Offer or who validly withdraw their Notes on or prior to the Expiration Time will continue to hold Notes pursuant to the terms of the Indenture. The Notes will continue to be exchangeable, under certain circumstances, into shares of Sunstone’s common stock at an exchange rate for each $1,000 principal amount of Notes of 32.9179 shares of Sunstone’s common stock, which exchange rate is subject to adjustment in accordance with the terms of the Indenture following the occurrence of certain events. If the Requisite Consents are received and the Proposed Amendment becomes operative, the Proposed Amendment will be binding on all holders of the Notes regardless of whether they consented to the Proposed Amendment. The adoption of the Proposed Amendment may have adverse consequences for holders of Notes who elect not to tender their Notes in the Offer. See “Considerations Concerning the Offer” and “Material U.S. Federal Income Tax Consequences” for discussions of certain factors that should be considered in evaluating the Offer.

This Offer to Purchase constitutes neither an offer to purchase Notes nor a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make an offer or solicitation under applicable laws. The delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in any attachments hereto or in the affairs of the Operating Partnership or Sunstone or any of their subsidiaries or affiliates since the date hereof.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Offer to Purchase and, if given or made, that information or representation may not be relied upon as having been authorized by the Operating Partnership, Sunstone or the dealer manager and solicitation agent.

None of the Operating Partnership, Sunstone, their respective boards of directors, the dealer manager and solicitation agent, the information agent or the depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Notes or refrain from consenting to the

Proposed Amendment. You should consult your own financial and tax advisors and must make your own decision regarding whether to tender your Notes or deliver your Consents.

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to Global Bondholder Services Corporation, the information agent for the Offer. Any questions concerning the terms of the Offer or requests for assistance may be directed to Citigroup Global Markets Inc., the dealer manager for the Tender Offer and the solicitation agent for the Consent Solicitation, at its address and telephone number set forth on the back cover of this Offer to Purchase. Beneficial owners of Notes may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance concerning the Offer. Any holder or beneficial owner that has questions concerning the procedures for tendering Notes and delivering Consents should contact the depositary at the address or telephone number set forth on the back cover of this Offer to Purchase.

SUMMARY TERM SHEET

The following summary is provided solely for the convenience of the holders of Notes. This summary is not intended to be complete and is qualified in its entirety by reference to the full text and more specified details contained elsewhere in this Offer to Purchase and the other Offer Documents. Holders are urged to read this Offer to Purchase and the other Offer Documents in their entireties. Each of the capitalized terms used in this Summary Term Sheet and not defined herein has the meaning set forth elsewhere in this Offer to Purchase.

Issuer	Sunstone Hotel Partnership, LLC, a Delaware limited liability company and wholly owned subsidiary of Sunstone Hotel Investors, Inc., a Maryland corporation.

Guarantors	Sunstone and certain of its subsidiaries.

The Notes	4.60% Exchangeable Senior Notes due 2027 (CUSIP No. 86801FAA4). As of the date of this Offer to Purchase, there was outstanding $186,012,000 in aggregate principal amount of Notes.

The Indenture	The Indenture, dated as of June 18, 2007, among the Operating Partnership, Sunstone, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee, as amended by the First Supplemental Indenture, dated as of June 18, 2007, the Second Supplemental Indenture, dated as of June 27, 2007, and the Third Supplemental Indenture, dated as of July 29, 2008.

The Tender Offer	The Operating Partnership hereby offers to purchase any and all of the outstanding Notes for cash for the Total Tender Consideration, upon the terms and subject to the conditions described in the Offer Documents.

The Consent Solicitation	The Operating Partnership is soliciting Consents from the holders of the Notes to the Proposed Amendment. Holders of Notes may validly deliver their Consents without validly tendering their related Notes. However, tendering holders will be required to and will be deemed to have validly delivered their Consents and therefore Tendering Holders cannot validly tender their Notes without validly delivering the Consents related to such tendered Notes.

Total Tender Consideration	The Total Tender Consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer will be an amount in cash equal to $600 per $1,000 principal amount of the Notes (which includes a consent fee of $5 per $1,000 principal amount of the Notes). Upon the terms and subject to the conditions of the Offer, the Operating Partnership will pay the Total Tender Consideration and accrued and unpaid interest to each holder of Notes that validly tenders and does not validly withdraw the related Notes in the Offer on or prior to the Expiration Time, whether or not the Requisite Consents are received.

Accrued and Unpaid Interest	Holders whose Notes are purchased in the Offer will receive accrued and unpaid interest to, but excluding, the date on which payment for purchased Notes is made.

Consents Only Consideration	Subject to the receipt of the Requisite Consents on or prior to the Expiration Time, as well as the other conditions discussed under “The Offer—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time, the Consents Only Consideration paid to each Consents Only Holder will be a consent fee in cash equal to $5 per $1,000 principal amount of the Notes as to which such Consents Only Holder has validly delivered and not validly revoked a Consent.

The Expiration Time	The Offer will expire at 12:00 midnight, New York City time, on May 14, 2009, unless extended by the Operating Partnership.

The Proposed Amendment	The Proposed Amendment will amend the Events of Defaults section of the Indenture so that an acceleration of indebtedness of any subsidiary of Sunstone or the Operating Partnership other than a Subsidiary Guarantor will not constitute an event of default with respect to the Notes (the “Proposed Amendment”). See “The Proposed Amendment.”

Purpose of the Offer	The purpose of the Tender Offer is to purchase Notes in order to reduce the amount of the Operating Partnership’s outstanding indebtedness. The purpose of the Consent Solicitation is to obtain Consents in order to adopt the Proposed Amendment and for the Operating Partnership, Sunstone, the Subsidiary Guarantors and the trustee to execute the Supplemental Indenture. See “Purpose of the Offer; Other Plans.”

Sources and Amount of Funds	We expect that we will need approximately $112 million to purchase all of the Notes outstanding and pay the Total Tender Consideration in respect thereof. We intend to fund the actual amount needed to purchase the Notes validly tendered and not validly withdrawn by Tendering Holders and, assuming the receipt of the Requisite Consents, all Consents validly delivered and not validly revoked by Consents Only Holders, with one or more of the following: cash on hand, proceeds from one or more borrowings under the Revolving Credit Facility (as defined below), proceeds from one or more new secured financings of Sunstone’s unencumbered assets and/or proceeds from the sale of assets of the Operating Partnership, Sunstone or their subsidiaries. See “Sources and Amount of Funds.”

Requisite Consents	Validly delivered and not validly revoked Consents to the Proposed Amendment from holders of Notes representing at least a majority of the aggregate principal amount of Notes then outstanding (including Consents that are deemed validly delivered by holders who have validly tendered their Notes pursuant to the Tender Offer, but excluding any Notes held by the Operating Partnership, Sunstone, the Subsidiary Guarantors and our affiliates). As of the date of this Offer to Purchase, no Notes are owned by the Operating Partnership, Sunstone, the Subsidiary Guarantors or any their affiliates.

Withdrawal Rights and Revocation Rights	Tenders of Notes may be validly withdrawn and delivered Consents may be validly revoked at any time on or prior to the Expiration Time by following the procedures described herein. In addition, if the Operating Partnership has not accepted for payment the tendered Notes, holders may also withdraw their Notes after 12:00 midnight, New York City time, on June 15, 2009. A valid withdrawal of Notes will revoke the corresponding Consents. Consents deemed validly delivered in connection with a valid tender of Notes cannot be validly revoked without a valid withdrawal of the related Notes. Accordingly, purported revocation of Consents validly delivered by Tendering Holders will not render the valid tender of Notes or the related valid delivery of Consents defective. Any tender of a Note as to which a separate Consent has been delivered shall constitute a revocation of such Consent and no Consents Only Consideration shall be payable in respect of such Note. See “The Offer—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.”

Acceptance Date	The date following the Expiration Time that the Operating Partnership accepts for purchase all Notes that are validly tendered and not validly withdrawn in the Tender Offer.

Payment Date	The Total Tender Consideration for Notes validly tendered and not validly withdrawn that are accepted for payment pursuant to the Offer and, if the Requisite Consents are received, the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes are expected to be paid promptly following the Expiration Time. Payment will be made in immediately available (same-day) funds by delivery of payment to the depositary or, upon its instruction, to DTC. See “The Offer—Acceptance of Notes and Consents; Payment for Notes and Consents.”

Conditions Precedent to the Offer	The Operating Partnership’s obligation to accept for purchase and pay the Total Tender Consideration for Notes validly tendered and not validly withdrawn on or prior to the Expiration Time and the Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time are conditioned upon the conditions to the Offer discussed under “The Offer—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time. The Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time is further conditioned on the receipt on or prior to the Expiration Time and no revocation of Consents constituting Requisite Consents. The Tender Offer is not conditioned on the receipt of the Requisite Consents and the Total Tender Consideration (including the $5 consent fee included in such amount) will be payable in respect of Notes purchased in the Offer regardless of whether the Requisite Consents are received. See “The Offer—Additional Condition to the Payment of the Consents Only Consideration.”

Certain Considerations	If a holder of Notes does not validly tender its Notes, the Notes will remain outstanding according to their terms (and subject to the Proposed Amendment if the Requisite Consents are received). For a discussion of certain factors that should be considered in evaluating the Offer, see “Considerations Concerning the Offer.”

Procedures for Tendering Notes and Delivering Consents	See “The Offer—Procedures for Tendering Notes and Delivering Consents.” For further information, contact the information agent or the dealer manager and solicitation agent or consult your broker, dealer or other similar nominee for assistance.

Material U.S. Federal Income Tax Consequences	For a summary of the material U.S. Federal income tax consequences of the Offer, see “Material U.S. Federal Income Tax Consequences.”

Extensions; Waivers and Amendments; Termination	Subject to applicable law, the Operating Partnership reserves the right to (1) extend the Offer; (2) waive any and all conditions to or amend the Offer in any respect; or (3) terminate the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time. See “The Offer—Expiration Time; Extension; Waivers and Amendments; Termination.”

Brokerage Commissions	No brokerage commissions are payable by holders of Notes to the dealer manager and solicitation agent, the information agent or the depositary. If Notes are held through a nominee, holders should contact their nominee to determine whether any transaction costs are applicable.

Dealer Manager and Solicitation Agent	Citigroup Global Markets Inc.

Depositary and Information Agent	Global Bondholder Services Corporation.

Trustee	Wells Fargo Bank, National Association.

Further Information	Additional copies of the Offer Documents may be obtained by contacting the information agent at its telephone number and address set forth on the back cover of this Offer to Purchase.

ABOUT THE OPERATING PARTNERSHIP

The Operating Partnership is a Delaware limited liability company and a wholly owned subsidiary of Sunstone. Sunstone was incorporated in Maryland on June 28, 2004. Sunstone is a real estate investment trust (a “REIT”), under the Internal Revenue Code of 1986 (as amended, the “Code”). As of the date of this Offer to Purchase, Sunstone owned 43 hotels, comprised of 14,569 rooms, located in 14 states and in Washington, D.C. In addition, Sunstone owns a 38% equity interest in a joint venture that owns the Doubletree Guest Suites Hotel Times Square, located in New York City, New York. Sunstone also owns other non-hotel investments.

Sunstone’s primary business is to acquire, own, asset manage and renovate full-service hotels in the United States. As part of Sunstone’s ongoing portfolio management strategy, Sunstone may also sell hotels from time to time. Sunstone’s hotels are operated under leading brand names, such as Marriott, Hyatt, Fairmont, Hilton and Starwood. Sunstone’s portfolio primarily consists of upper upscale and upscale full-service hotels. Sunstone also owns luxury and midscale hotels. The classifications luxury, upper upscale, upscale and midscale are defined by Smith Travel Research, an independent provider of lodging industry statistical data.

Sunstone’s hotels are operated by third-party managers pursuant to management agreements entered into by Sunstone TRS Lessee Inc., a wholly owned subsidiary of Sunstone, or its subsidiaries. As of the date of this Offer to Purchase, Sunstone Hotel Properties, Inc., a division of Interstate Hotels & Resorts, Inc., operated 25 of Sunstone’s 43 hotels. Additionally, subsidiaries of Marriott Services, Inc. or Marriott International, Inc., which we refer to collectively as Marriott, operated 13 of Sunstone’s hotels, Hyatt Corporation operated two of Sunstone’s hotels, and Fairmont Hotels & Resorts (U.S.), Hilton Hotels Corporation and Starwood Hotels & Resorts Worldwide, Inc. each operated one of Sunstone’s hotels. We have attempted to align the interests of our operators with our own by structuring our management agreements to allow our operators to earn “incentive” management fees upon the attainment of certain profit thresholds.

Sunstone’s headquarters are located at 903 Calle Amanecer, Suite 100, San Clemente, California 92673, and Sunstone’s telephone number is (949) 369-4000.

PURPOSE OF THE OFFER; OTHER PLANS

Purpose of the Offer

The purpose of the Tender Offer is to purchase Notes in order to reduce the amount of the Operating Partnership’s outstanding indebtedness and improve its creditworthiness. We believe that reducing our outstanding indebtedness upon the terms set forth in this Offer to Purchase will strengthen our financial position and is appropriate for the operation of our business. We also believe that purchasing the Notes in the Tender Offer is an appropriate use of our cash resources at this time, and that after the Tender Offer, we and Sunstone expect to have sufficient liquidity to meet our operating expenses and other expenses directly associated with our business (including payment of dividends by Sunstone on its capital stock, if declared) for the foreseeable future, and in any event for at least the next 12 months. Any Notes we purchase in the Offer will be cancelled and retired.

The purpose of the Consent Solicitation is to obtain Consents in order to adopt the Proposed Amendment and for the Operating Partnership, Sunstone, the Subsidiary Guarantors and the trustee to execute the Supplemental Indenture. The Proposed Amendment will amend the Events of Defaults section of the Indenture so that an acceleration of indebtedness of any subsidiary of Sunstone or the Operating Partnership other than a Subsidiary Guarantor will not constitute an event of default with respect to the Notes. Under the terms of the Indenture in its current form, an acceleration of indebtedness of any subsidiary in excess of $25 million may lead to an event of default with respect to the Notes if such indebtedness is not discharged, or the acceleration rescinded, within a 30-day cure period. Sunstone and the Operating Partnership believe that the cross-acceleration terms currently contained in the Indenture are potentially detrimental to the holders of the Notes. The cross-acceleration terms limit the time during which the Operating Partnership may negotiate with the lenders of its subsidiary debt, which may lead to less favorable negotiations. For example, the Operating Partnership may be compelled to commit its funds to subsidize debt service for a subsidiary or to prepay any non-performing indebtedness within the allotted 30-day cure period in order to avoid triggering a cross-acceleration of the Notes. Any such debt service subsidies or prepayments may diminish the credit of the Operating Partnership and may undermine its ability to repay the Notes at maturity. The Operating Partnership believes that, if effected, the Proposed Amendment will be beneficial to the holders of the Notes, as the Proposed Amendment will improve the Operating Partnership’s ability to cure any subsidiary loan defaults by negotiating interest deferrals or, if the collateral supporting a non-performing subsidiary loan is impaired to a value below the principal value of the loan, to negotiate a transfer of the collateral to the subsidiary lender in satisfaction of the debt. The Operating Partnership believes that such measures would be more beneficial to the holders of Notes than the current terms of the Indenture which may require the Operating Partnership to deploy cash to either subsidize or prepay non-performing loans. See “The Proposed Amendment.”

Other Plans

With the exception of any event or plan disclosed in this Offer to Purchase and as described below, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any material change in our present dividend rate or policy or indebtedness or capitalization;

•

any change in our present Board or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on our Board) or to change any material term of the employment contract of any executive officer;

•	any other material change in our corporate structure or business;

•	any class of our equity securities being delisted from or ceasing to be authorized to be quoted on the New York Stock Exchange;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition or control of us.

Consistent with our strategic plan, we continue to evaluate the potential divestiture of certain non-core hotels, which may be completed as a portfolio sale, single asset sales, or not at all, depending on market conditions. We cannot assure you that we will complete any such divestitures.

SOURCES AND AMOUNT OF FUNDS

We expect that we will need approximately $112 million to purchase all of the Notes outstanding and pay the Total Tender Consideration in respect thereof. We intend to fund the actual amount needed to purchase the Notes validly tendered and not validly withdrawn by Tendering Holders and, assuming the receipt of the Requisite Consents, all Consents delivered by Consents Only Holders, with one or more of the following: cash on hand, proceeds from one or more borrowings under the Revolving Credit Facility, proceeds from one or more new secured financings of Sunstone’s unencumbered assets and/or proceeds from the sale of assets of the Operating Partnership, Sunstone or their subsidiaries.

Revolving Credit Facility

On July 17, 2006, the Operating Partnership entered into a $200.0 million unsecured revolving credit agreement among the Operating Partnership, as borrower, Sunstone, the Subsidiary Guarantors (as defined therein), the Initial Lenders (as defined therein), the Initial Issuing Bank and Swing Line Bank (as defined therein), Citicorp North America, Inc., as administrative agent, Wachovia Capital Markets, LLC, as syndication agent, Calyon New York Branch as co-syndication agent, Keybank National Association, as documentation agent, and Citigroup Global Markets Inc. and Wachovia Capital Markets LLC, as joint lead managers and joint book-running managers (as amended by the First Letter Amendment, dated as of August 14, 2006, the Second Letter Amendment, dated as of May 23, 2007 and the Third Letter Amendment, dated as of November 25, 2008, the “Revolving Credit Facility”).

The initial term for the Revolving Credit Facility expires on July 17, 2011, which can be extended for one year to July 17, 2012, provided that no Default (as defined in the Revolving Credit Facility) has occurred and is continuing as of the date of the extension or would result from such extension. We have the ability to increase the Revolving Credit Facility to up to $300.0 million as long as no Default or Event of Default (as defined therein) has occurred and is continuing. Additionally, the Revolving Credit Facility provides for a $75.0 million letter of credit subfacility and a $15.0 million swingline subfacility. Advances are not subject to any borrowing base requirement. As of the date of this Offer to Purchase, we had no borrowings outstanding under the Revolving Credit Facility and had $3.5 million backing outstanding irrevocable letters of credit leaving up to $196.5 million available under the Revolving Credit Facility.

Any amounts outstanding under the Revolving Credit Facility bear interest based on grid pricing, with the interest rate spread changing based on Sunstone’s overall Leverage Ratio (as defined below). The pricing grid sets forth in four tiers the applicable interest rate spread at leverage ratios for Sunstone as follows:

•	up to and including 50% (spread is 0.00% to 0.90% based on the applicable margin);

•	greater than 50% and less than or equal to 55% (spread is 0.05% to 1.05% based on the applicable margin);

•	greater than 55% and less than or equal to 60% (spread is 0.25% to 1.25% based on the applicable margin); and
•	greater than 60% (spread is 0.50% to 1.50% based on the applicable margin).

Under the Revolving Credit Facility, “Leverage Ratio” is defined for Sunstone as, at any date of determination, the ratio of (a) (i) Total Debt (as defined therein) minus (ii) the amount, if any, of all restricted and unrestricted cash and Cash Equivalents (as defined therein) on hand of Sunstone and its subsidiaries (including the Operating Partnership) to (b) Total Asset Value (as defined therein) at such date. Sunstone, at the end of each fiscal quarter and on the date of each advance and issuance or renewal of any letter of credit under the Revolving Credit Facility, must have a Leverage Ratio less than or equal to 65%.

The Operating Partnership and Sunstone are currently in discussions with certain of the lenders under the Revolving Credit Facility regarding a potential amendment to that facility, the terms of which have not yet been finalized. It is currently contemplated that the amendment would (i) contain less restrictive financial covenants, (ii) provide for a reduced total commitment from the lenders than exists under the current Revolving Credit Facility and (iii) be secured by first priority mortgages on the real property owned by, and first priority liens on substantially all of the assets of, certain of our subsidiaries that own currently unencumbered hotels. No assurance can be given, however, that any amendment to the Revolving Credit Facility will be consummated.

Repayment of Borrowed Money

If we decide to fund all or part of the actual amount needed to purchase all of the Notes tendered by Tendering Holders and, assuming the receipt of the Requisite Consents, all Consents delivered by Consents Only Holders, with one or more Revolving Credit Facility borrowings, we expect to repay such indebtedness with one or more of the following: cash on hand, proceeds from one or more new secured financings of Sunstone’s unencumbered assets and/or proceeds from the sale of assets of the Operating Partnership, Sunstone or their subsidiaries.

No final decisions have been made, however, concerning the method we will employ to repay any indebtedness incurred in connection with the Offer.

THE OFFER

Principal Terms of the Offer

The Operating Partnership is offering to purchase for cash, upon the terms and subject to the conditions set forth in the Offer Documents, any and all of the Notes.

Concurrently with the Tender Offer, the Operating Partnership is also soliciting, upon the terms and subject to the conditions set forth in the Offer Documents, Consents from registered holders of Notes (1) to adopt the Proposed Amendment to the Indenture and (2) to the execution by us, Sunstone, the Subsidiary Guarantors and the trustee of the Supplemental Indenture. See “The Proposed Amendment.”

A holder of Notes has the following three options in connection with the Offer:

1.	tender any or all of its Notes for the Total Tender Consideration;

2.	deliver only Consents related to any or all of its Notes for, if the Requisite Consents are received, the Consents Only Consideration; or

3.	not tender any of its Notes and not Consent with respect to any of its Notes.

The Operating Partnership’s obligation to accept for purchase and pay the Total Tender Consideration for Notes validly tendered and not validly withdrawn on or prior to the Expiration Time and the Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time are conditioned upon the conditions to the Offer discussed under “—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time. The Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time is further conditioned upon the receipt on or prior to the Expiration Time and no revocation of Consents constituting the Requisite Consents.

The purchase price for Notes validly tendered and not validly withdrawn on or prior to the Expiration Time pursuant to the Offer will be an amount in cash equal to the Total Tender Offer Consideration, namely $600 per $1,000 principal amount of the Notes (which includes a consent fee of $5 per $1,000 principal amount of the Notes). In addition, holders whose Notes are purchased in the Offer will receive accrued and unpaid interest to, but excluding, the date on which payment for purchased Notes is made. Subject to the conditions discussed under “—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time, the Operating Partnership will pay the Total Tender Consideration (including the consent fee amount included therein) and accrued and unpaid interest to each Tendering Holder whose Notes are purchased in the Offer, whether or not the Requisite Consents are received.

Subject to the receipt of the Requisite Consents on or prior to the Expiration Time, as well as the other conditions discussed under “—Conditions to the Offer” being satisfied or waived on or prior to the Expiration Time, the Operating Partnership will pay to each Consents Only Holder an amount in cash equal to the Consents Only Consideration, which is equal to $5 per $1,000 principal amount of the Notes as to which such Consents Only Holder has validly delivered and not validly revoked a Consent.

Holders of Notes may deliver their Consents without tendering the related Notes. Holders that validly tender their Notes pursuant to the Tender Offer will be required to and will be deemed to have validly delivered their related Consents; therefore holders cannot validly tender their Notes without validly delivering the Consents related to such tendered Notes.

Notes validly tendered may be withdrawn and Consents validly delivered may be revoked at any time on or prior to the Expiration Time. A valid withdrawal of Notes will render the corresponding Consents defective. Consents provided in connection with a valid tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents validly delivered in connection with a valid tender of Notes without a concurrent valid withdrawal of the related Notes will not render the tender of Notes or Consents in respect of such tendered Notes defective. See “—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights.”

The Proposed Amendment will amend the Events of Defaults section of the Indenture so that an acceleration of indebtedness of any subsidiary of Sunstone or the Operating Partnership other than a Subsidiary Guarantor will not constitute an event of default with respect to the Notes. Under the terms of the Indenture in its current form, an acceleration of indebtedness of any subsidiary in excess of $25 million may lead to an event of default with respect to the Notes if such indebtedness is not discharged, or the acceleration rescinded, within a 30-day cure period. Sunstone and the Operating Partnership believe that the cross-acceleration terms currently contained in the Indenture are potentially detrimental to the holders of the Notes. The cross-acceleration terms limit the time during which the Operating Partnership may negotiate with the lenders of its subsidiary debt, which may lead to less favorable negotiations. For example, the Operating Partnership may be compelled to commit its funds to subsidize debt service for a subsidiary or to prepay any non-performing indebtedness within the allotted 30-day cure period in order to avoid triggering a cross-acceleration of the Notes. Any such debt service subsidies or prepayments may diminish the credit of the Operating Partnership and may undermine its ability to repay the Notes at maturity. The Operating Partnership believes that, if effected, the Proposed Amendment will be beneficial to the holders of the Notes, as the Proposed Amendment will improve the Operating Partnership’s ability to cure any subsidiary loan defaults by negotiating interest deferrals or, if the collateral supporting a non-performing subsidiary loan is impaired to a value below the principal value of the loan, to negotiate a transfer of the collateral to the subsidiary lender in satisfaction of the debt. The Operating Partnership believes that such measures would be more beneficial to the holders of Notes than the current terms of the Indenture which may require the Operating Partnership to deploy cash to either subsidize or prepay non-performing loans. See “The Proposed Amendment.”

Subject to applicable law, the Operating Partnership reserves the right to (1) extend the Offer; (2) waive any and all conditions to or amend the Offer in any respect; or (3) terminate the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Time.

Acceptance of Notes and Consents; Payment for Notes and Consents

Upon the terms and subject to the conditions of the Offer, the Operating Partnership will purchase Notes by accepting such Notes for purchase, and will, if the Requisite Consents are received, accept Consents from Consents Only Holders for payment, following the Expiration Time, and will pay for all Notes validly tendered and not validly withdrawn and all Consents validly delivered and not validly revoked by Consents Only Holders, promptly following the date on which such Notes and Consents are accepted for purchase or payment.

The Operating Partnership expressly reserves the right, in its reasonable discretion, to delay (1) acceptance for purchase of Notes validly tendered and not validly withdrawn from Tendering Holders pursuant to the Offer, (2) acceptance for payment of Consents validly delivered and not validly revoked by Consent Only Holders pursuant to the Offer or (3) the payment for Notes accepted for purchase or payment or Consents accepted for payment pursuant to the Offer, subject to withdrawal rights and revocation rights (subject also to Rule 13e-4(f)(5)) under the Exchange Act with respect to tendered Notes, which requires that the Operating Partnership pay the consideration offered or return the Notes deposited by or on behalf of the holders of Notes promptly after the termination or withdrawal of the Offer), if any of the conditions set forth below under “—Conditions to the Offer” shall not have been satisfied or waived by the Operating Partnership on or prior to the Expiration Time or in order to comply in whole or in part with any applicable law, in either case, by oral or written notice of such delay to the depositary.

For purposes of the Offer, the Operating Partnership will be deemed to have accepted for purchase or payment validly tendered and not validly withdrawn Notes (or defectively tendered Notes with respect to which the Operating Partnership has waived such defect) and accepted for payment validly delivered and not validly revoked Consents (or defectively delivered Consents with respect to which the Operating Partnership has waived such defect) if, as and when the Operating Partnership gives oral or written notice thereof to the depositary. Payment for Notes accepted for purchase or payment and Consents accepted for payment in the Offer will be made by the Operating Partnership by depositing such payment, in immediately available funds, with the depositary, which will act as agent for the Tendering Holders and the Consents Only Holders for the purpose of receiving payment of the Total Tender Consideration (and accrued and unpaid interest payable) or the Consents Only Consideration, as the case may be, or, upon the depositary’s instructions, directly with DTC for distribution to such holders. Upon the terms and subject to the conditions of the Offer, delivery of the Total Tender Consideration (and accrued and unpaid interest payable) to the Tendering Holders and delivery of the Consents Only Consideration to the Consents Only Holders will be made by the depositary or DTC promptly after receipt of funds for the payment of such Notes by the depositary or DTC. Under no circumstances will any additional interest be payable by the Operating Partnership because of any delay in the transmission of funds from the depositary or DTC to the Tendering Holders or Consents Only Holders.

Valid tenders of Notes pursuant to the Offer will be accepted only in principal amounts of $1,000 or integral multiples thereof (provided that no single Note may be purchased in part unless the principal amount of such Note to be outstanding after such repurchase is equal to $1,000 or an integral multiple thereof). Valid deliveries of Consents from Consents Only Holders may only be made in principal amounts of $1,000 or integral multiples thereof.

If, for any reason, acceptance for purchase of or payment for validly tendered and not validly withdrawn Notes pursuant to the Offer is delayed, or the Operating Partnership is unable to accept for purchase or to pay for validly tendered Notes pursuant to the Offer, then the depositary may, nevertheless, on behalf of the Operating Partnership, retain tendered Notes, without prejudice to the rights of the Operating Partnership described under “—Expiration Time; Extension; Waivers and Amendments; Termination” and “—Conditions to the Offer” and “—Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights,” but subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that the Operating Partnership pay the consideration offered or return the Notes tendered promptly after the termination or withdrawal of the Offer.

If any validly tendered Notes are not accepted for purchase or payment for any reason pursuant to the terms and conditions of the Offer, or if certificates are submitted evidencing more Notes than are tendered, certificates evidencing unpurchased Notes will be returned, without expense, to the Tendering Holder (or, in the case of Notes tendered by book-entry transfer into the depositary’s account at DTC pursuant to the procedures set forth under “—Procedures for Tendering Notes and Delivering Consents—Tender of Notes Held Through DTC; Book-Entry Transfer”, such Notes will be credited to an account maintained at DTC, designated by the participant therein who so delivered such Notes), unless otherwise requested by such Tendering Holder under “Special Delivery Instructions” in the Letter of Transmittal, promptly following the Expiration Time.

No alternative, conditional or contingent tenders of Notes or deliveries of Consents will be accepted. A Tendering Holder, by sending an Agent’s Message (as defined below) or by timely completing and signing a Letter of Transmittal in accordance with the instructions set forth therein and mailing or delivering it, or a facsimile copy thereof, waives all right to receive notice of acceptance of such holder’s Notes for purchase. A Consents Only Holder, by delivering a Consent via DTC’s ATOP system, waives all right to receive notice of acceptance of such holder’s Consents for payment.

Tendering Holders whose Notes are purchased pursuant to the Offer will be entitled to receive accrued and unpaid interest on their Notes to, but not including, the date on which payment for purchased Notes is made. Under no circumstances will any additional interest be payable because of any delay by the depositary or DTC in the transmission of funds to the holders of purchased Notes or otherwise.

Tendering Holders of Notes purchased and Consents Only Holders who receive payment for their Consents in the Offer will not be obligated to pay brokerage commissions or fees or to pay transfer taxes with respect to the purchase of their Notes unless the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto. The Operating Partnership will pay all other charges and expenses in connection with the Offer. See “Dealer Manager and Solicitation Agent; Information Agent and Depositary” and “Solicitation and Expenses” below. In the event that the box entitled “Special Payment Instructions” and/or the box entitled “Special Delivery Instructions” on the Letter of Transmittal has been completed, the Operating Partnership’s obligation to honor such instructions shall be subject to the holder providing satisfactory evidence to the Operating Partnership that all transfer taxes payable as a result of such instructions have been paid by such holder.

Procedures for Tendering Notes and Delivering Consents

Tendering Holders. Any holder desiring to validly tender its Notes (and thereby deliver Consents in respect of such tendered Notes) must either:

1.	in the case of a holder who holds physical certificates evidencing such Notes, complete and sign the Letter of Transmittal in accordance with the instructions set forth therein and mail or deliver it or a facsimile copy thereof, together with the certificates evidencing the Notes and any other documents required by the Letter of Transmittal to the depositary; or

2.	in the case of a beneficial owner who holds Notes in book-entry form, request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes.

Beneficial owners whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Notes (and thereby deliver Consents in respect of such tendered Notes) so registered.

Participants in the DTC that hold Notes on behalf of beneficial owners of Notes must tender their Notes through ATOP by following the procedures set forth below.

The depositary will establish accounts with respect to the Notes at DTC for the purpose of the tender offer within two New York Stock Exchange trading days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the depositary’s account in accordance with DTC’s procedure for such transfer.

The depositary and DTC have confirmed that the Offer is eligible for ATOP. To validly tender Notes that are held through DTC, DTC participants must electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance and send an Agent’s Message to the depositary for its acceptance. The Agent’s Message must be received on or prior the Expiration Time to validly deliver Consents. Delivery of validly tendered Notes must be made to the depositary pursuant to the book-entry delivery procedures set forth below.

The term “Agent’s Message” means a message transmitted by DTC and received by the depositary and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a participant in DTC tendering Notes which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Offer and Letter of Transmittal and that the Operating Partnership may enforce such agreement against such participant.

Tendering Holders that transmit their acceptance through ATOP shall be deemed to have validly delivered related Consents to the Proposed Amendment if such transmittance is received on or prior to the Expiration Time.

Tendering Holders should indicate to DTC the name and address to which payment of the Total Tender Consideration (and accrued and unpaid interest payable) and/or certificates evidencing Notes not accepted for purchase or payment, each as appropriate, are to be issued or sent, if different from the name and address of the person transmitting such acceptance through ATOP. In the case of issuance in a different name, the employer identification or Social Security number of the person named must also be indicated and a Substitute Form W-9 for such recipient must be completed. If no such instructions are given, such payment of the Total Tender Consideration (and accrued and unpaid interest payable) or certificates evidencing Notes not accepted for purchase or payment, as the case may be, will be made or returned, as the case may be, to the holder of Notes tendered. Persons who are beneficial owners of Notes but are not holders of Notes and who seek to tender Notes (and thereby deliver Consents in respect of such tendered Notes) should (a) contact the holder of such Notes and instruct such holder to tender and consent on its behalf or (b) effect a record transfer of such Notes from the holder to such beneficial owner and comply with the requirements applicable to holders for validly tendering Notes on or prior to the Expiration Time. Any Notes validly tendered and not validly withdrawn on or prior to the Expiration Time accompanied by a validly transmitted Agent’s Message for such Notes will be transferred of record by the registrar as of the Expiration Time at the discretion of the Operating Partnership, subject to the satisfaction or waiver of the conditions in this Offer of Purchase.

There are no guaranteed delivery provisions provided for by the Operating Partnership in connection with the Offer. The method of delivery of Notes, Consents and other documents to the depositary, including delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP, is at the election and risk of the holder, and delivery will be deemed made when actually received by the depositary. Instead of effecting delivery by mail, it is recommended that holders use an overnight or hand delivery service. If such delivery is by mail, it is recommended that holders use registered mail, validly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure delivery to the depositary on or prior to the Expiration Time.

Consent Only Holders. Any holder desiring to validly deliver its Consents without tendering the related Notes must request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the holder of Notes using DTC’s ATOP system. In connection with the delivery of a Consent without tendering Notes, by delivering a Consent using DTC’s ATOP system, the beneficial owner and registered holder will be deemed to have delivered the Consent specified in the Letter of Transmittal in accordance with the terms of such form.

U.S. Federal Income Tax Backup Withholding. Under the U.S. Federal income tax laws, the depositary may be required to withhold and remit to the United States Treasury 28% of the amount of the cash consideration and the consent fee paid to certain holders of Notes pursuant to the Offer. In order to avoid such backup withholding, each U.S. Holder (as defined below under “Material U.S. Federal Income Tax Consequences—U.S. Holders”) of Notes electing to tender Notes or deliver Consents pursuant to the Offer must (1) provide the depositary with such holder’s or payee’s correct taxpayer identification number and certify that such holder or payee is not subject to such backup withholding by completing the Substitute Form W-9 (included with the Letter of Transmittal) or (2) otherwise establish an exemption from backup withholding. A Non-U.S. Holder (as defined below under “Material U.S. Federal Income Tax Consequences — Non-U.S. Holders”) may be required to submit the appropriate completed Internal Revenue Service Form W-8 (generally Form W-8 BEN) in order to establish an exemption from backup withholding.

Determination of Validity. All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered Notes and delivered Consents will be determined by the Operating Partnership in its sole discretion. The Operating Partnership expressly reserves the absolute right (a) to reject any and all tenders of Notes, deliveries of Consents, notices of withdrawal or notices of revocation not in proper form and to determine whether the acceptance of or payment by it for such tenders of Notes, deliveries of Consents, notices of withdrawal or notices of revocation would be unlawful and (b) subject to applicable law, to waive or amend any of the conditions to the Offer or to waive any defect or irregularity in the tender of any of the Notes, the delivery of any Consents, any notice of withdrawal or any notice of revocation. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Notes, the delivery of Consents, any notice of withdrawal or any notice of revocation of any particular holder, whether or not similar conditions, defects or irregularities are waived in the case of other holders. A waiver of any defect or irregularity with respect to the tender of a Note, the delivery of a Consent or the treatment of a notice of withdrawal or notice of revocation shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Note, the delivery of any other Consent or the treatment of any other notice of withdrawal or notice of revocation. Any determination by the Operating Partnership as to the validity, form, eligibility and acceptance of Notes for payment, or any interpretation by the Operating Partnership as to the terms and conditions of the Offer, is subject to applicable law and, if challenged by Holders or otherwise, to the judgment of a court of competent jurisdiction. None of the Operating Partnership, Sunstone, the dealer manager and solicitation agent, the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of Notes, delivery of Consents, notice of withdrawal or notice of revocation will be deemed to have been validly made until all defects and irregularities with respect to such Notes, Consents, notice of withdrawal or notice of revocation have been cured or waived. Any Notes received by the depositary that are not validly tendered and as to which irregularities have not been cured or waived will be returned by the depositary to the appropriate tendering holder as soon as practicable. Interpretation of the terms and conditions of the Offer will be made by the Operating Partnership in its sole discretion and will be final and binding on all parties.

Withdrawal of Tenders and Revocation of Consents; Absence of Appraisal Rights

Notes validly tendered may be withdrawn and Consents validly delivered may be revoked at any time on or prior to the Expiration Time. In addition, if the Operating Partnership has not accepted for payment the tendered Notes, holders may also withdraw their Notes after 12:00 midnight, New York City time, on June 15, 2009. A valid withdrawal of Notes will revoke Consents in respect of such tendered Notes. Consents provided in connection with a valid tender of Notes cannot be revoked without a valid withdrawal of the related Notes. Accordingly, a purported revocation of Consents validly delivered in connection with a tender of Notes without a concurrent valid withdrawal of the related Notes will not render the tender of Notes or Consents in respect of such tendered Notes defective.

Notes validly withdrawn may thereafter be validly re-tendered (and Consents thereby validly re-delivered) and Consents validly revoked may thereafter be validly re-delivered at any time on or prior to the Expiration Time by following the procedures described under “—Procedures for Tendering Notes and Delivering Consents.”

None of the Operating Partnership, Sunstone, the depositary, the dealer manager and solicitation agent, the information agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

For a withdrawal of Notes or a revocation of Consent to be valid, a holder must comply fully with the following procedures:

Withdrawal of Tenders (and Revocation of Related Consents). Holders who validly tendered Notes and who wish to exercise their right to withdrawal with respect to such Notes must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission (or an electronic ATOP transmission notice of withdrawal in the case of DTC participants), which notice must be received by the depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time. In order to be valid, a notice of withdrawal must (1) specify the name of the person who tendered the Notes to be withdrawn, (2) state the name in which the Notes are registered (or, if tendered by book-entry transfer, the name of the DTC participant whose name appears on the security position listing as the owner of such Notes), if different than that of the person who tendered the Notes to be withdrawn, (3) contain the description of the Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such Notes (unless such Notes were tendered by book-entry transfer) and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Notes were tendered (including any required signature guarantees), if any, or be accompanied by (a) documents of transfer sufficient to have the trustee register the transfer of the Notes into the name of the person withdrawing such Notes and (b) a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder. If the Notes to be withdrawn have been delivered or otherwise identified to the depositary, a signed notice of withdrawal is effective immediately upon written or facsimile notice of withdrawal even if physical release is not yet effected. Any Notes validly withdrawn will be deemed to be not validly tendered for purposes of the Tender Offer and will constitute the concurrent valid revocation of such holder’s Consents.

Revocation of Consents Not Delivered With Tendered Notes. Consents Only Holders who have previously delivered Consents and who wish to exercise their right to revoke such Consents must give written notice of revocation by an electronic ATOP transmission notice of withdrawal, which notice must be received by the depositary on or prior to the Expiration Time. In order to be valid, a notice of revocation must (1) specify the name of the person who delivered the Consents to be revoked, (2) state the name in which the Notes related to the Consents are registered, (3) contain the description of the Notes related to the Consents to be revoked and identify the certificate number or numbers shown on the particular certificates evidencing such Notes and the aggregate principal amount represented by such Notes and (4) be signed by the holder of such Notes in the same manner as the original signature on the Letter of Transmittal by which such Consents were delivered (including any required signature guarantees), if any. A signed notice of revocation is effective immediately upon written or facsimile notice of revocation. Any Consents validly revoked will be deemed to be not validly delivered for purposes of the Consent Solicitation. Any tender or transfer of a Note as to which a separate Consent has been delivered shall constitute a revocation of such Consent and no Consents Only Consideration shall be payable in respect of such Note.

Appraisal Rights. The Notes are obligations of the Operating Partnership and are governed by the Indenture under which the Notes were issued. There are no appraisal or other similar statutory rights available to holders of Notes in connection with the Offer.

Conditions to the Offer

The Operating Partnership’s obligation to accept for purchase and to pay for Notes validly tendered and not validly withdrawn in the Offer and its obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes is conditioned upon the satisfaction or waiver of the conditions set forth below. The Operating Partnership may waive any of the conditions of the Offer, in whole or in part, at any time and from time to time on or prior to the Expiration Time.

Subject to Rules 13e-4 and 14e-1(c) under the Exchange Act, and notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Operating Partnership’s rights to terminate, extend and/or amend the Offer in its reasonable discretion, the Operating Partnership shall not be required to accept for purchase, or to pay for, any validly tendered and not validly withdrawn Notes or any validly delivered and not validly revoked Consents if any of the following have occurred on or prior to the Expiration Time:

•

there shall have been instituted, threatened, or be pending any action, proceeding, application or counterclaim before or by any court, government or governmental, regulatory or administrative agency, authority or instrumentality, or by any other person or tribunal, domestic or foreign, that:

•

challenges or seeks to challenge, restrain, prohibit or delay the making of the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment for, some or all of the Notes pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of such Notes;

•

otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of the Operating Partnership, Sunstone, or any of their subsidiaries or affiliates; or

•

otherwise relates to the Offer or that otherwise, in our reasonable judgment, could reasonably be expected to adversely affect the Operating Partnership, Sunstone, or any of their subsidiaries or affiliates or the value of the Notes;

•

an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction (preliminary, permanent or otherwise) shall have been proposed, sought, threatened, enacted, entered, issued, promulgated, enforced or deemed applicable to the Offer or the Operating Partnership, Sunstone or any of their subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, that:

•

indicates that any approval or other action of any such any court, government or governmental agency or other regulatory or administrative authority may be required in connection with the Offer or the purchase of Notes pursuant to the Offer;

•	could reasonably be expected to prohibit, prevent, restrict or delay consummation of the Offer; or

•

otherwise could reasonably be expected to materially adversely affect the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Operating Partnership, Sunstone or any of their subsidiaries or affiliates;

•

the trustee under the Indenture shall have objected in any respect to or taken any action that could, in the reasonable judgment of the Operating Partnership, adversely affect the consummation of the Offer or the Operating Partnership’s ability to effect the Proposed Amendment, or shall have taken any action that challenges the validity or effectiveness of the procedures used by the Operating Partnership in soliciting the Consents (including the form thereof) or in the making of the Offer or the acceptance of, or payment for, the Notes and Consents;

•

any change (or condition, event or development involving a prospective change) has occurred or been threatened in the business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects of the Operating Partnership, Sunstone or any of their subsidiaries or affiliates that, in our reasonable judgment, does or could reasonably be expected to have a materially adverse effect on the Operating Partnership, Sunstone, or any of their subsidiaries or affiliates, or we have become aware of any fact that, in our reasonable judgment, does or could reasonably be expected to have a material effect on the value of the Notes;

•

legislation amending the Code has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to change the tax consequences of the transaction contemplated by the Offer in any manner that would adversely affect the Operating Partnership, Sunstone or any of their subsidiaries or affiliates;

•

there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets; (b) any significant adverse change in the price of the Notes in the United States; (c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or other major financial markets (whether or not mandatory); (d) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in the reasonable judgment of the Operating Partnership, might affect the extension of credit by banks or other lending institutions; (e) a material change in the United States or any other currency exchange rates or a suspension of or limitation on the markets therefor; (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (g) any change in the general political, market, economic or financial conditions, domestically or internationally, that could, in the reasonable judgment of the Operating Partnership, materially and adversely affect the business, condition (financial or otherwise), income, operations, property or prospects of the Operating Partnership, Sunstone and their subsidiaries, taken as a whole, or trading in the Notes or in shares of Sunstone’s common stock, or on the benefits of the Offer to us; or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof; or

•

a tender or exchange offer for any or all of the Notes or of the outstanding shares of Sunstone common stock, or any merger, acquisition, business combination or other similar transaction with or involving the Operating Partnership, Sunstone or any of their subsidiaries has been proposed, announced or made by any person or entity or has been publicly disclosed.

Additional Condition to the Payment of the Consents Only Consideration

The Operating Partnership’s obligation to pay the Consents Only Consideration for Consents validly delivered and not validly revoked without the tender of the related Notes on or prior to the Expiration Time is further conditioned on the receipt on or prior to the Expiration Time and no revocation of Consents constituting the Requisite Consents.

EXPIRATION TIME; EXTENSION; WAIVERS AND AMENDMENTS; TERMINATION

The Offer will expire at 12:00 midnight, New York City time, on May 14, 2009, unless extended by the Operating Partnership.

Subject to applicable law, the Operating Partnership reserves the right to (1) extend the Offer; (2) waive any and all conditions to or amend the Offer in any respect; or (3) terminate the Offer, in each case as described in more detail below.

Extension

The Operating Partnership reserves the right to extend the Offer on a daily basis or for such period or periods as it may determine in its sole discretion from time to time by giving written or oral notice to the depositary and by making a public announcement by press release prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Time. During any extension of the Offer, Notes previously validly tendered and not validly withdrawn and all Consents previously validly delivered and not validly revoked pursuant to the Offer will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for purchase or payment by the Operating Partnership, subject to withdrawal rights and revocation rights of holders of Notes. For purposes of the Offer, the term “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday.

Waivers and Amendments

Subject to applicable law, the Operating Partnership also reserves the right to waive any and all conditions to the Offer or amend the Offer in any respect. Any waivers or amendments to the Offer will apply to all Notes that are validly tendered and not validly withdrawn or previously accepted for purchase, and all validly delivered and not validly revoked Consents, regardless of when or in what order such Notes were tendered or such Consents were delivered. If the Operating Partnership makes a material change in the terms of the Offer, the Operating Partnership will disseminate additional Offer materials and will extend the Offer, in each case, to the extent required by law. In addition, if the Operating Partnership changes either (a) the principal amount of the Notes subject to the Offer or (b) the purchase price of the Notes subject to the Offer, then the Offer will be amended to the extent required by law to ensure that the Offer remains open for at least ten business days after the date that notice of any such change is first published, given or sent to holders of Notes by the Operating Partnership. Any waiver or amendment will be followed promptly as practicable by a public announcement of such waiver or amendment.

Termination

The Operating Partnership further reserves the right to terminate the Offer, including if any conditions applicable to the Offer set out under “—Conditions to the Offer” have not been satisfied or waived by the Operating Partnership on or prior to the Expiration Time. Any such termination will be followed as promptly as practicable by a public announcement of the termination.

In the event that the Offer is withdrawn or otherwise not completed, the Total Tender Consideration will not be paid or become payable to Tendering Holders and the Consent Only Consideration will not be paid or become payable to Consent Only Holders. In any such event, any Notes previously tendered in the Offer will be returned to the Tendering Holder in accordance with Rule 13e-4(f)(5) under the Exchange Act and the Proposed Amendment with respect to the Offer, if previously entered into, will terminate and not become operative.

THE PROPOSED AMENDMENT

The following is a summary of the Proposed Amendment. For more complete information regarding the effects of the Proposed Amendment, reference is made to the Indenture, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule TO of which this Offer to Purchase forms a Part. Capitalized terms used but not defined in the following summary have the meanings assigned to them in the Indenture.

The Proposed Amendment will amend the Events of Defaults section of the Indenture so that an acceleration of indebtedness of any subsidiary of Sunstone or the Operating Partnership other than a Subsidiary Guarantor will not constitute an event of default with respect to the Notes. Under the terms of the Indenture in its current form, an acceleration of indebtedness of any subsidiary in excess of $25 million may lead to an event of default with respect to the Notes if such indebtedness is not discharged, or the acceleration rescinded, within a 30-day cure period. Sunstone and the Operating Partnership believe that the cross-acceleration terms currently contained in the Indenture are potentially detrimental to the holders of the Notes. The cross-acceleration terms limit the time during which the Operating Partnership may negotiate with the lenders of its subsidiary debt, which may lead to less favorable negotiations. For example, the Operating Partnership may be compelled to commit its funds to subsidize debt service for a subsidiary or to prepay any non-performing indebtedness within the allotted 30-day cure period in order to avoid triggering a cross-acceleration of the Notes. Any such debt service subsidies or prepayments may diminish the credit of the Operating Partnership and may undermine its ability to repay the Notes at maturity. The Operating Partnership believes that, if effected, the Proposed Amendment will be beneficial to the holders of the Notes, as the Proposed Amendment will improve the Operating Partnership’s ability to cure any subsidiary loan defaults by negotiating interest deferrals or, if the collateral supporting a non-performing subsidiary loan is impaired to a value below the principal value of the loan, to negotiate a transfer of the collateral to the subsidiary lender in satisfaction of the debt. The Operating Partnership believes that such measures would be more beneficial to the holders of Notes than the current terms of the Indenture which may require the Operating Partnership to deploy cash to either subsidize or prepay non-performing loans.

The Proposed Amendment will be effected by the Supplemental Indenture, which will be executed by the Operating Partnership, Sunstone, the Subsidiary Guarantors and the trustee promptly following the Expiration Time assuming that the Requisite Consents are received. The Supplemental Indenture will become effective immediately upon its execution and delivery which will occur prior to the acceptance for purchase of Notes pursuant to the Tender Offer. The Proposed Amendment will not become operative, however, unless and until the Operating Partnership accepts for purchase all Notes validly tendered and not validly withdrawn pursuant to the Tender Offer. If all Notes validly tendered and not validly withdrawn pursuant to the Tender Offer are not purchased, the Proposed Amendment will not become operative.

Pursuant to the terms of the Indenture, the Proposed Amendment requires the Requisite Consents, which is the consent of the holders of a majority in aggregate principal amount of Notes then outstanding under the Indenture (excluding any Notes held by the Operating Partnership, Sunstone, the Subsidiary Guarantors and our affiliates). As of the date of this Offer to Purchase, the aggregate outstanding principal amount of the Notes is $186,012,000 and no Notes are owned by the Operating Partnership, Sunstone or any of their subsidiaries or affiliates. If the Requisite Consents are received and the Proposed Amendment becomes effective with respect to the Indenture, the Proposed Amendment will be binding on all non-tendering and all consenting and non-consenting holders.

The Supplemental Indenture will amend section 501(5) of the Indenture as follows (text to be deleted is stricken and text to be inserted is underlined):

a default under any bond, debenture, note or other evidence of indebtedness of the Issuer, the Parent Guarantor and/or Subsidiary< ~~of the Parent~~> Guarantor (including a default with respect to the Securities of any series other than that series) under which there may be issued or by which there may be secured or evidenced any indebtedness <~~of~~>for money borrowed by the Issuer, the Parent Guarantor, and/or any Subsidiary <~~of the Parent Guarantor (the repayment of which the Issuer, the Parent Guarantor or any Subsidiary of the Parent Guarantor have guaranteed or for which the Issuer, the Parent Guarantor or any Subsidiary of the Parent Guarantor are directly responsible or liable as obligor or guarantor)~~>Guarantor, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness in an aggregate principal amount exceeding $25,000,000 becoming or <~~beingdeclared~~>being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 30 days after there shall have been given, by registered or certified mail, to the Parent Guarantor and the Issuer by the Trustee or to the Parent Guarantor, the Issuer and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of that series a written notice specifying such default and requiring the Issuer, the Parent Guarantor or such Subsidiary <~~of the Parent~~>Guarantor, as the case may be, to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

CONSIDERATIONS CONCERNING THE OFFER

The following considerations, in addition to the other information described elsewhere herein or incorporated by reference herein, should be carefully considered by each holder of Notes before deciding whether it should tender its Notes (and thereby deliver Consents in respect of such tendered Notes) or deliver its Consents without tendering the related Notes pursuant to the Offer. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.”

Position of the Operating Partnership Concerning the Offer

None of the Operating Partnership, Sunstone or their respective boards of directors, the dealer manager and solicitation agent, the depositary or the information agent make any recommendation to any holder or owner of Notes as to whether the holder should tender its Notes (and thereby deliver Consents in respect of such tendered Notes), deliver Consents without tendering the related Notes, or refrain from taking any action in the Offer with respect to any or all of such holder’s Notes, and none of them has authorized any person to make any such recommendation. Holders and owners are urged to evaluate carefully all information in the Offer Documents, consult their own investment and tax advisors and make their own decisions whether to tender Notes (and thereby deliver Consents in respect of such tendered Notes), and, if so, the principal amount of Notes to tender, to deliver Consents without tendering the related Notes, or refrain from taking any action in the Offer with respect to any and all of such holder’s Notes.

Tax Treatment of Notes Purchased in the Offer

The receipt of the Total Tender Consideration in exchange for the Notes will be a taxable transaction to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences—U.S. Holders”). A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Total Tender Consideration, other than amounts attributable to the consent fee, paid to the U.S. Holder in respect of its tendered Notes and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. Accrued interest generally will be treated as ordinary income to the extent not previously included in income. The receipt of the consent fee should be treated as ordinary income to the recipient U.S. Holder. Please see “Material U.S. Federal Income Tax Consequences” for a more detailed discussion.

Potential Applicability of Federal Income and Withholding Tax under FIRPTA

Although the application of the Foreign Investment in Real Property Tax Act (“FIRPTA”) to the Notes is not settled, based on our current interpretation of the law and the facts and circumstances as they currently exist, we intend to take the position that the sale of the Notes pursuant to the Offer will not be subject to Federal income or withholding tax under FIRPTA provided that certain conditions are satisfied at the time of the sale. However, it is possible that the Internal Revenue Service (the “IRS”) could disagree with our position, in which case Non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders”) would be liable for U.S. Federal income tax under FIRPTA upon such sale and could be liable for interest and penalties if they fail to timely file a U.S. Federal income tax return and pay such tax when due. See “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders— Non-U.S. Holders that are Tendering Holders—Sale of Notes Pursuant to the Offer” for a more detailed discussion.

Additional Considerations for Tendering Holders

Holders of Notes purchased in the Offer will receive cash in an amount that is substantially less than its principal amount of those Notes and will forgo interest, exchange and other rights associated with these Notes.

Limited Trading Market for Notes Not Purchased in the Offer

The Notes are not listed on any national or regional securities exchange or quoted on any automated quotation system, although they have been eligible to trade on the PORTAL™ Market of the National

Association of Securities Dealers, Inc. To our knowledge, the Notes are traded infrequently in transactions arranged through brokers, and reliable market quotations for the Notes are not available. To the extent that Notes are tendered and accepted for payment pursuant to the Offer, the trading market for Notes that remain outstanding may become even more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price for Notes that are not tendered and accepted for payment pursuant to the Offer may be affected adversely to the extent that the Offer reduces the float for such Notes. There is no assurance that an active trading market in the Notes will exist or as to the prices at which the Notes may trade after consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of holders of Notes remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms and other factors.

Treatment of Notes Not Purchased in the Offer; Proposed Amendment

Notes not validly tendered in the Offer will remain outstanding. If the Requisite Consents are received, the Proposed Amendment will become effective and will modify and amend the terms and conditions of the Indenture. The Proposed Amendment will become binding on all non-tendering and non-consenting holders of the Notes. Effectiveness of the Proposed Amendment may have adverse consequences for holders of outstanding Notes.

In addition, if the Operating Partnership enters into an amendment to its Revolving Credit Facility as described in “Sources and Amount of Funding—Revolving Credit Facility,” such that the Revolving Credit Facility is secured by certain assets and real property of certain subsidiaries of the Operating Partnership, the Notes will be effectively subordinated to the Revolving Credit Facility to the extent of the value of the assets securing such facility.

From time to time after the tenth business day following the Expiration Time or other date of termination of the Offer, the Operating Partnership, Sunstone or their affiliates may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. Alternatively, we may, subject to certain conditions, redeem any or all of the Notes not purchased pursuant to the Offer at any time that we are permitted to do so under the Indenture. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Operating Partnership, Sunstone or their affiliates will choose to pursue in the future.

MARKET PRICE INFORMATION

There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, we believe such trading has been limited and sporadic and prices of the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. Holders are urged to contact their brokers to obtain the best available information as to current market prices. As of the date of this Offer to Purchase, there was $186,012,000 in aggregate principal amount of Notes outstanding.

Shares of Sunstone’s common stock into which the Notes are exchangeable, under certain circumstances, are listed on the New York Stock Exchange under the symbol “SHO.”

As of the date of this Offer to Purchase, the exchange rate for the Notes was 32.9179 shares of Sunstone’s common stock for each $1,000 principal amount of Notes. The exchange rate is subject to adjustment in accordance with the terms of the Indenture following the occurrence of certain events. The following table sets forth, for the periods indicated, the high and low sales prices in U.S. dollars for shares of Sunstone’s common stock as reported on the New York Stock Exchange.

2007	High	Low
Second Quarter	$29.95	27.33
Third Quarter	29.83	24.59
Fourth Quarter	28.10	18.12

2008	High	Low
First Quarter	$18.20	$14.97
Second Quarter	20.94	16.60
Third Quarter	16.38	10.84
Fourth Quarter	13.07	3.03

2009	High	Low
First Quarter	$5.95	$1.99
Second Quarter through April 15	2.50	3.11

On April 15, 2009, the last reported sale price of shares of Sunstone’s common stock on the New York Stock Exchange was $3.04 per share. Sunstone had 54,501,130 shares of common stock, par value $0.01 per share, outstanding as of the date of this Offer to Purchase.

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF SUNSTONE’S COMMON STOCK AND THE NOTES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. Federal income tax consequences of the tender of Notes pursuant to the Offer, the receipt of a consent fee and the failure to tender Notes pursuant to the Offer. This summary is based upon the Code, existing, temporary and proposed Treasury regulations promulgated thereunder, and rulings and administrative and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). This summary applies to you only if you have held your Notes as capital assets.

This summary does not discuss all aspects of U.S. Federal income taxation that may be relevant to a particular beneficial owner of Notes in light of the beneficial owner’s individual circumstances or to certain types of beneficial owners subject to special tax rules—e.g., a dealer in securities or currencies, a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings, a bank, a life insurance company, a person liable for the alternative minimum tax, a U.S. expatriate, a tax-exempt organization, a beneficial owner that owns Notes that are a hedge or that are hedged against interest rate risks, a beneficial owner that owns Notes as part of a straddle or conversion transaction for tax purposes, or a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar—nor does it address state, local or foreign tax consequences. In addition, the Operating Partnership has not sought a formal ruling from the IRS or an opinion from its tax counsel regarding the material U.S. Federal income tax consequences to a beneficial holder of selling Notes pursuant to the Offer, receiving the consent fee or failing to tender Notes pursuant to the Offer.

If a partnership holds Notes, the U.S. Federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Each partner of a partnership holding Notes should consult its own tax advisors regarding the U.S. Federal, state, local and foreign tax consequences to them of the Offer.

EACH BENEFICIAL OWNER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is for U.S. Federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) organized under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, the income of which is subject to U.S. Federal income tax regardless of its source; or

•

a trust, if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons has authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

We believe the Notes should not be treated as “contingent payment debt instruments” for U.S. Federal income tax purposes and, except as described below under “—Alternative Treatment”, the discussion below assumes that the Notes will not be so treated.

U.S. Holders that are Tendering Holders—Sale of Notes Pursuant to the Offer. The receipt of the Total Tender Consideration by a U.S. Holder in exchange for its Notes will be a taxable transaction. A U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the gross amount of the Total Tender Consideration paid to such U.S. Holder in respect of its tendered Notes, other than amounts received in respect of the consent fee and (ii) the U.S. Holder’s adjusted tax basis in its tendered Notes. Accrued interest generally will be treated as ordinary income to the extent not previously included in income. For a discussion of the treatment of the consent fee, please see “—Receipt of Consent Fee” below. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s initial cost of the Note, increased by any original issue discount (including any original issue discount accrued for the period including the sale of the Notes) or market discount previously included in income by the U.S. Holder and decreased by the amount of any bond premium previously amortized by the U.S. Holder. Except to the extent it is subject to the market discount rules discussed below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held such Notes for more than one year. Net long-term capital gain recognized by an individual U.S. Holder generally is subject to tax at a maximum rate of 15%. The ability of a U.S. Holder to deduct capital losses is subject to limitations.

An exception to the capital gain treatment described in the preceding paragraph applies to a U.S. Holder who holds a Note with “market discount.” Market discount is the amount by which the revised issue price of the Note exceeded the U.S. Holder’s tax basis in the Note immediately after its acquisition at a time other than the Note’s original issuance by the Operating Partnership. A Note will be considered to have no market discount if this excess is less than  1/4 of 1% of the principal amount of the Note multiplied by the number of complete years from the U.S. Holder’s acquisition date of the Note to its maturity date. The gain realized by a U.S. Holder of a Note with market discount will be treated as ordinary income to the extent that market discount has accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant-yield basis) from the U.S. Holder’s acquisition date to the date of sale, unless the U.S. Holder has elected to include market discount in income currently as it accrues. Gain in excess of accrued market discount will be subject to the capital gains rules described above.

U.S. Holders that are not Tendering Holders. If the Proposed Amendment does not become effective, then a U.S. Holder who does not tender its Notes will not recognize gain or loss for U.S. Federal income tax purposes. If the Proposed Amendment becomes effective, the tax treatment of a U.S. Holder that is not a Tendering Holder will depend upon whether, as provided by the Treasury regulations promulgated under Section 1001 of the Code, the modification to the Notes is a “significant modification” resulting in a deemed exchange (a “Deemed Exchange”) of such Notes (“Old Notes”) for new notes (“New Notes”) for U.S. Federal income tax purposes. The Treasury regulations provide that a modification that adds, deletes, or alters “customary” accounting or financial covenants is not a “significant” modification. The Proposed Amendment, if adopted, will amend the Events of Defaults section of the Indenture so that an acceleration of indebtedness of any subsidiary of Sunstone or the Operating Partnership other than a Subsidiary Guarantor will not constitute an event of default with respect to the Notes. An amendment of this kind is likely not covered by the accounting and financial covenants safe harbor discussed above. Accordingly, whether such an amendment will be treated as a significant modification is analyzed under the general economic significance standard set forth in applicable Treasury regulations. The Proposed Amendment will trigger a “significant” modification under this standard if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” There is no guidance on how to determine whether the Proposed Amendment is “economically significant” under these specific circumstances and therefore the conclusion under this test is unclear. Notwithstanding this uncertainty, we believe that the Proposed Amendment would not be treated as “economically significant” and, accordingly, should not result in a “significant” modification.

Receipt of Consent Fee. The receipt of the consent fee by a U.S. Holder that is either a Tendering Holder or a Consents Only Holder should give rise to ordinary income to the recipient. U.S. Holders are encouraged to consult their tax advisors regarding the U.S. Federal income tax treatment of a consent fee.

The payment of the consent fee to U.S. Holders that are Consents Only Holders could result in a “significant modification” for such holders if the overall yield of the New Notes varies from the annual yield of the corresponding Old Notes by the greater of (i) five percent of the annual yield of the Old Notes or (ii) twenty five basis points. For this purpose, the regulations require that the yield of each of the New Notes be computed using the adjusted issue price of the corresponding Old Notes, increased by the amount of any accrued but unpaid interest with respect to the Old Notes and reduced by the amount of any consent fee received. The maturity utilized for this purpose should be the maturity generally assumed for U.S. Federal income tax purposes, which should be January 15, 2013, the first date on which holders can require us to repurchase the Notes for cash. As computed in this manner, the annual yield of the New Notes following the adoption of the Proposed Amendment would not vary with respect to the annual yield of the Old Notes prior to the adoption of the Proposed Amendment by either more than five percent or twenty five basis points, as applicable, and thus the payment of the consent fee will not result in a “significant” modification of those Old Notes under this test.

Effects of Significant Modification. To the extent that the Proposed Amendment results in a significant modification under the rules described in the foregoing paragraphs, a U.S. Holder that is a Consents Only Holder will recognize gain or loss in an amount equal to the difference, if any, between the holder’s adjusted tax basis in each of those Old Notes and the issue price of each of the corresponding New Notes deemed received therefor. The issue price of the New Notes generally will be either the stated principal amount of the New Notes if they are not publicly traded (and the Old Notes are also not publicly traded) or the fair market value on the issue date for such New Notes if they are publicly traded. A U.S. Holder’s initial tax basis in each of the New Notes will be the issue price of such New Notes and the U.S. Holder’s holding period with respect to the New Notes will not include the U.S. Holder’s holding period with respect to the corresponding original Notes “surrendered” in the Deemed Exchange. Gain or loss recognized by a U.S. Holder in a Deemed Exchange will be treated as described above in “—U.S. Holders that are Tendering Holders—Sale of Notes Pursuant to the Offer.”

Holders are urged to consult their tax advisors regarding the possibility that the Proposed Amendment constitutes a significant modification of the Notes.

Alternative Treatment. As discussed in the Offering Memorandum, dated June 12, 2007, and the Offering Memorandum, dated June 22, 2007, for the Notes, it is possible that the IRS could assert that the Notes should be treated as “contingent payment debt instruments” for U.S. Federal income tax purposes in light of the potential for certain adjustments of the exchange rate that could be treated as interest income. If the Notes were to be treated as contingent payment debt instruments, then the treatment to a U.S. Holder of the sale of the Notes pursuant to the Offer or of a Deemed Exchange if the Proposed Amendment causes a significant modification would be the same as described above, except that (i) a U.S. Holder’s tax basis in the Notes would be calculated under special rules applicable to contingent payment debt obligations, (ii) any gain recognized upon such sale would be treated as ordinary income without regard to whether the Notes have market discount and (iii) special rules would apply if the Notes have market discount or bond premium. U.S. Holders should consult their tax advisors regarding the possible treatment of the Notes as contingent payment debt instruments.

Information Reporting and Backup Withholding. A U.S. Holder may be subject to backup withholding, currently at a rate of 28% (the “Applicable Backup Withholding Rate”), with respect to the receipt of the consent fee, accrued interest or the Total Tender Consideration paid in exchange for the Notes. The payor may be required to deduct and withhold at the Applicable Backup Withholding Rate from these payments if (i) the payee fails to furnish its correct Taxpayer Identification Number (“TIN”) to the payor in the prescribed manner or fails to establish that it is entitled to an exemption; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect; (iii) the payee has failed properly to report the receipt of reportable payments and the IRS has notified the payee or payor that backup withholding is required; or (iv) the payee fails to certify under penalties of perjury that such payee is not subject to backup withholding.

If any one of these events occurs with respect to a U.S. Holder, the Operating Partnership or its paying or other withholding agent may be required to withhold at the Applicable Backup Withholding Rate from any payments of the consent fee or the purchase price and accrued interest paid in exchange for the Notes.

Any amount withheld from a payment to a U.S. Holder under the backup withholding rules will be allowable as a refund or credit against such U.S. Holder’s U.S. Federal income tax liability, so long as the required information is timely provided to the IRS. The Operating Partnership, its paying agent or other withholding agent generally will report to a U.S. Holder and to the IRS the amount of any reportable payments made in respect of the Notes and the amount of tax withheld, if any, with respect to those payments, unless the U.S. Holder is a corporation or other exempt recipient.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to U.S. Federal income tax on a net income basis on income or gain from a Note.

Non-U.S. Holders that are Tendering Holders—Sale of Notes Pursuant to the Offer. Any gain realized by a Non-U.S. Holder on the receipt of the Total Tender Consideration in exchange for the Notes generally will not be subject to U.S. Federal income tax, unless (i) that gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, (ii) such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met or (iii) the Notes constitute “U.S. real property interests” within the meaning of the Foreign Investment in Real Property Tax Act (i.e., “FIRPTA”). For purposes of calculating the gain realized by a Non-U.S. Holder upon the sale of its Notes pursuant to the Offer, the consent fee should not be treated as part of the purchase price paid in respect of such Notes.

Under FIRPTA, the Notes will generally be treated as U.S. real property interests (“USRPIs”) if they are exchangeable for interests in stock of a domestic corporation and the company is considered a United States real property holding corporation as defined in the Code, as we believe is the case with Sunstone. However, although the law is not entirely settled, Notes exchanged by a Non-U.S. Holder may be exempt from treatment as USRPIs under FIRPTA if (i) shares of Sunstone common stock are part of a class of stock that is regularly traded on an established securities market and the Non-U.S. Holder has not, on certain prescribed dates directly, indirectly, or constructively held Notes (and in certain cases other direct or indirect interests in shares of Sunstone common stock) that had a fair market value in excess of 5% or the fair market value of all outstanding shares of Sunstone common stock or (ii) Sunstone is a domestically-controlled REIT. Sunstone will be a domestically-controlled REIT if at all times during a specified testing period it is a REIT and less than 50% in value of Sunstone’s shares of common stock are and have been held directly or indirectly by non-U.S. persons. While shares of Sunstone’s common stock are currently regularly traded on an established securities market, there can be no assurance that they will continue to be so traded at the time the Notes are sold pursuant to the Offer. Similarly, while Sunstone believes that it currently is a domestically-controlled REIT, because its shares of common stock are publicly traded, there can be no assurance that it in fact is qualified or will continue to qualify as a domestically-controlled REIT at the time the Notes are purchased pursuant to the Offer.

Although the application of the above exceptions from FIRPTA to the Notes is not settled, based on our current interpretation of the law and the facts and circumstances as they currently exist, we intend to take the position that the Notes will not constitute USRPIs at the time they are purchased pursuant to the Offer provided that at such time either (i) shares of Sunstone common stock are regularly traded on an established securities market and the applicable Non-U.S. Holder does not exceed the ownership limits described above or (ii) Sunstone continues to believe that it is and has been a domestically-controlled REIT.

Accordingly, provided these conditions are met and absent any guidance from the IRS or any change or clarification of law or interpretation thereof (whether administrative, including unpublished guidance, judicial or legislative), we currently do not intend to withhold U.S. Federal income tax under FIRPTA from any amounts payable to Non-U.S. Holders upon the purchase by us of Notes pursuant to the Offer. However, it is possible that the IRS could disagree with our position, in which case Non-U.S. Holders would be liable for U.S. Federal income tax under FIRPTA upon such sale and could be liable for interest and penalties if they fail to timely file a U.S. Federal income tax return and pay such tax when due. If neither of the conditions described above apply or if we determine in our sole discretion that a change in guidance or interpretation has occurred, we intend to withhold 10% of any amounts payable to a Non-U.S. Holders on the purchase by us of the Notes pursuant to the Offer, as the FIRPTA rules would require.

Non-U.S. Holders that are Tendering Holders are urged to consult their tax advisor as to whether the sale of the Notes pursuant to the Offer is subject to U.S. Federal income tax under FIRPTA, regardless of whether we withhold on payments upon such sale. If a sale of a Note pursuant to the Offer is exempt from U.S. Federal income tax under FIRPTA, any amounts withheld from such payments to a Non-U.S. Holder may be refunded or credited against such Non-U.S. Holder’s Federal income tax liability, if any, if such Non-U.S. Holder timely files forms required by the IRS.

Accrued interest paid to a Non-U.S. Holder will be exempt from U.S. Federal income tax and withholding so long as such payments are not effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder and the Non-U.S. Holder complies with certain certification requirements, discussed below, unless such Non-U.S. Holder (i) holds, directly, indirectly or constructively, a 10% or greater interest in the capital or profits of the Operating Partnership, (ii) is a controlled foreign corporation related to the Operating Partnership or (iii) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business. In order for a Non-U.S. Holder that is an individual or corporation (or entity treated as such for U.S. Federal income tax purposes) to qualify for this exemption, the “withholding agent” (generally, the last U.S. payor or a non-U.S. payor who is a qualified intermediary or withholding foreign partnership) must have timely received a statement (generally made on IRS Form W-8BEN) from the individual or corporation that (i) is signed under penalties of perjury by the beneficial owner of the Notes, (ii) certifies that such owner is not a U.S. person and (iii) provides the beneficial owner’s name and address and any other information required on IRS Form W-8BEN. Certain securities clearing organizations and other entities that are not beneficial owners, may provide a signed statement accompanied by a copy of the beneficial owner’s IRS Form W-8BEN to the withholding agent. A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S. Federal income tax purposes) holding the Notes on its own behalf may have substantially increased reporting requirements and should consult its tax advisor.

To the extent that accrued interest is not exempt from U.S. Federal income and withholding tax as described above, a Non-U.S. Holder may still be able to eliminate or reduce such taxes under an applicable income tax treaty.

Receipt of Consent Fee. Because it is unclear under U.S. Federal income tax law whether the payment of the consent fee constitutes interest or some other type of income that would be subject to withholding, U.S. Federal income tax at a rate of 30% will be withheld from the consent fee paid to a tendering or non-tendering Non-U.S. Holder, unless (i) the Non-U.S. Holder is engaged in the conduct of a trade or business in the United States to which the receipt of a consent fee is effectively connected and provides a properly executed IRS Form W-8ECI (or other applicable form) or (ii) a U.S. tax treaty either eliminates or reduces such withholding tax with respect to a consent fee paid to the Non-U.S. Holder and the Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or other applicable form) claiming exemption or reduction under an applicable treaty. If a U.S. tax treaty reduces the rate of (but does not eliminate) the withholding tax, the payor may withhold at such lower rate, so long as such Non-U.S. Holder provides a properly executed IRS Form W-8BEN (or other applicable form) as described above. If withholding results in an overpayment of taxes, a refund or a credit may be obtainable, provided that the required information is timely furnished to the IRS. Non-U.S. Holders are encouraged to consult their tax advisors with respect to the treatment of the consent fee.

Accrued Interest or Gain Effectively Connected with Conduct of U.S. Trade or Business. Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder whose gain or interest income with respect to a Note is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder, although exempt from the withholding tax previously discussed if the holder furnishes an IRS Form W-8ECI, will generally be subject to U.S. Federal income tax on the gain or interest income at regular U.S. Federal income tax rates, as if the holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its “dividend equivalent amount,” as such term is defined in the Code, for the taxable year, subject to adjustment, unless it qualifies for a lower rate or an exemption under an applicable tax treaty.

Non-U.S. Holders that are not Tendering Holders. If the Proposed Amendment results in a “significant modification” for the reasons described above in “U.S. Holders—U.S. Holders that are not Tendering Holders,” then any gain recognized by the non-tendering Non-U.S. Holder upon the resulting Deemed Exchange would only be subject to tax to the extent described above in “Non-U.S. Holders that are Tendering Holders—Sale of Notes Pursuant to the Offer.”

Information Reporting and Backup Withholding. In the case of a Non-U.S. Holder, backup withholding and information reporting will generally not apply to payments made if the Non-U.S. Holder provides the required certification that it is not a U.S. person, or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor or withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person or that the conditions of any exemption are not satisfied. However, information reporting (but not backup withholding) may apply to the payment of the consent fee or accrued interest, even if such amounts are not subject to tax because of a treaty or Code exception.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. Federal income tax liability, provided the required information is timely furnished to the IRS.

DEALER MANAGER AND SOLICITATION AGENT; INFORMATION AGENT AND DEPOSITARY

We have retained Citigroup Global Markets Inc. to act as the dealer manager and solicitation agent in connection with the Offer. In its role as dealer manager and solicitation agent, Citigroup Global Markets Inc. may contact brokers, dealers and similar entities and may provide information regarding the Offer to those that it contacts or persons that contact it. Citigroup Global Markets Inc. will receive reasonable and customary compensation for its services. We also have agreed to reimburse Citigroup Global Markets Inc. for reasonable out-of-pocket expenses incurred in connection with the Offer, including reasonable fees and expenses of counsel, and to indemnify it against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

Citigroup Global Markets Inc. has from time to time performed, and may in the future perform, various financial advisory and investment banking services for the Operating Partnership and Sunstone for which it has received or will receive customary fees and expenses. In addition, an affiliate of Citigroup Global Markets Inc. is the administrative agent under the Revolving Credit Facility, and affiliates of Citigroup Global Markets Inc. are lenders under the Revolving Credit Facility and other debt obligations. In the ordinary course of their respective business, including in their trading and brokerage operations and in a fiduciary capacity, the dealer manager and solicitation agent and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities.

Global Bondholder Services Corporation has been appointed the information agent for the Offer. We will pay the information agent customary fees for its services and reimburse the information agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the information agent for certain liabilities under U.S. Federal or state law or otherwise caused by, relating to or arising out of any Offer. Requests for additional copies of the Offer Documents may be directed to the information agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

Global Bondholder Services Corporation has been appointed the depositary for the Offer. We will pay the depositary customary fees for its services and reimburse the depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the depositary for certain liabilities under U.S. Federal or state law or otherwise caused by, relating to or arising out of any Offer. All deliveries and correspondence sent to the depositary should be directed to the address set forth on the back cover of this Offer to Purchase.

SOLICITATION AND EXPENSES

In connection with the Offer, the Operating Partnership’s and Sunstone’s directors and officers and their respective affiliates may solicit tenders and Consents by use of the mails, personally or by telephone, facsimile, telegram, electronic communication or other similar methods. The Operating Partnership may, if requested, pay brokerage houses and other custodians, nominees and fiduciaries the customary handling and mailing expenses incurred by them in forwarding copies of the Offer Documents and related materials to the beneficial owners of the Notes and in handling or forwarding of tenders of Notes or Consents by their customers.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the dealer manager and solicitation agent, the information agent or the depositary as described above) for soliciting tenders and Consents pursuant to the Offer. Holders and owners holding Notes through banks, brokers, dealers, trust companies or other nominees are urged to consult them to determine whether transaction costs may apply if they tender the Notes or deliver Consents through banks, brokers, dealers, trust companies or other nominees and not directly to the depositary. We will, however, upon request, reimburse banks, brokers, dealers, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding Offer Documents to the beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. No bank, broker, dealer, trust company or other nominee has been authorized to act as our agent or the agent of the dealer manager and solicitation agent, the information agent or the depositary for purposes of the Offer. None of the dealer manager and solicitation agent, the information agent or the depositary assumes any responsibility for the accuracy or completeness of the information concerning the Operating Partnership or incorporated by reference in this Offer to Purchase or for any failure by the Operating Partnership to disclose events that may have occurred which may affect the significance or accuracy of such information.

Tendering Holders and Consents Only Holders will not be obligated to pay brokerage fees or commissions to or the fees and expenses of the dealer manager and solicitation agent, the information agent or the depositary.

MISCELLANEOUS

Securities Ownership

None of the Operating Partnership, Sunstone or any of their subsidiaries beneficially own any Notes. In addition, based on the Operating Partnership’s records and on information provided to the Operating Partnership by its and Sunstone’s directors and executive officers, to the Operating Partnership’s knowledge, none of its or Sunstone’s directors or executive officers beneficially owns any Notes.

Recent Securities Transactions

The Operating Partnership, Sunstone or their respective affiliates have previously acquired, and subject to applicable law may continue to, from time to time, acquire Notes, other than pursuant to the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as they may determine, which may be more or less than the Total Tender Consideration to be paid pursuant to the Offer and may be for cash or other consideration.

Other Material Information

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Notes and Consents pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders or Consents, as applicable, be accepted from or on behalf of) the holders of Notes in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by the dealer manager and solicitation agent or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Operating Partnership has not previously filed reports or other information with the Commission, and other than any filings related to the Tender Offer and Consent Solicitation, does not intend to do so in the future.

Sunstone files annual, quarterly and current reports, proxy statements and other information with the Commission. Sunstone’s filings with the Commission are available to the public over the Internet at the Commission’s website at http://www.sec.gov. You may also read and copy any document that Sunstone has filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information regarding the operation of the Public Reference Room.

In addition, Sunstone makes available on its web site at http://www.sunstonehotels.com its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (and any amendments to those reports) filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as practicable after they have been electronically filed with the Commission. Unless otherwise specified, information contained on Sunstone’s website, available by hyperlink from Sunstone’s website or on the Commission’s website, is not incorporated into this Offer to Purchase.

The Schedule TO (the “Schedule TO”) filed by the Operating Partnership pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Operating Partnership hereby incorporates by reference into this Offer to Purchase Sunstone’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 001-32319), which Sunstone has filed with the Commission (“Sunstone’s Annual Report,” together with any other documents that may be incorporated herein by reference as provided herein, the “Incorporated Documents”).

In addition, all documents and reports filed by Sunstone with the Commission pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act, after the date of this Offer to Purchase and prior to the Expiration Time shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing such documents and reports (other than information in such documents and reports that is deemed to be furnished and not to be filed, except to the extent otherwise indicated).

We are not, however, incorporating any documents or information that Sunstone has been deemed furnished and not filed in accordance with Commission rules. The information incorporated by reference into this Offer to Purchase is considered to be a part of this Offer to Purchase and should be read with the same care. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for the purpose of this Offer to Purchase to the extent that a statement contained herein (or in any later-filed Incorporated Document) modifies or supersedes such statement. Any such statement or statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase. All information appearing in this Offer to Purchase is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the Incorporated Documents, except to the extent set forth in the immediately preceding sentence. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to in this Offer to Purchase do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document. References herein to the Offer to Purchase includes all Incorporated Documents as incorporated herein, unless the context otherwise requires.

Certain sections of this Offer to Purchase are incorporated by reference in, and constitute part of, the Schedule TO. The sections so incorporated are identified in the Schedule TO.

The Operating Partnership will provide without charge to each person to whom this Offer to Purchase is delivered, upon written or oral request, copies of any or all documents and reports described above and incorporated by reference into this Offer to Purchase (other than exhibits to such documents, unless such documents are specifically incorporated by reference). Written or telephone requests for such copies should be directed to the information agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the Incorporated Documents contain forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to:

•	volatility in the debt or equity markets affecting our and Sunstone’s ability to acquire or sell hotel assets;

•	national and local economic and business conditions, including the likelihood of a prolonged U.S. recession;

•

the ability to maintain sufficient liquidity and our and Sunstone’s access to capital markets; potential terrorist attacks, which would affect occupancy rates at our and Sunstone’s hotels and the demand for hotel products and services;

•

operating risks associated with the hotel business; risks associated with the level of our and Sunstone’s indebtedness and our and Sunstone’s ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors;

•	our and Sunstone’s ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements;

•	our and Sunstone’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

•	changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs;

•	our and Sunstone’s ability to identify, successfully compete for and complete acquisitions;

•	the performance of hotels after they are acquired, necessary capital expenditures and our and Sunstone’s ability to fund them and complete them with minimal disruption;

•	our and Sunstone’s ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes;

•	our ability to successfully complete negotiations for an amendment to our revolving credit agreement; and

•	other risks and uncertainties associated with our business described in our and Sunstone’s filings with the Commission.

You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our and Sunstone’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in Sunstone’s Annual Report. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by federal securities laws, we and Sunstone disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our or Sunstone’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Registered or Certified Mail, Hand or by Overnight Courier:

65 Broadway, Suite 723

New York, New York 10006

Attention: Corporate Actions

Bank and Brokers: (212) 430-3774

Toll Free: (866) 857-2200

(For Eligible Institutions Only)

Facsimile: (212) 430-3775

Confirmation: (212) 430-3774

Any questions or requests for assistance may be directed to the dealer manager and solicitation agent or the information agent at the addresses and telephone numbers set forth below. Requests for additional copies of the Offer Documents may be directed to the information agent. Requests for copies of the Incorporated Documents may also be directed to the information agent. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway, Suite 723

New York, New York 10006

Attention: Corporate Actions

Banks and Brokers: (212) 430-3774

Toll Free: (866) 857-2200

The Dealer Manager and Solicitation Agent for the Offer is:

Citi

390 Greenwich Street

New York, New York 10013

Attention: Liability Management Group

Toll Free: (800) 558-3745